EXHIBIT 10(A)

STANDARD DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
HARLEYSVILLE MUTUAL INSURANCE COMPANY
AND
HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED AS OF JANUARY 1, 2008

STANDARD DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
HARLEYSVILLE MUTUAL INSURANCE COMPANY
AND
HARLEYSVILLE GROUP INC.
AS AMENDED & RESTATED JANUARY 1, 2008

- i -

STANDARD DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
HARLEYSVILLE MUTUAL INSURANCE COMPANY
AND
HARLEYSVILLE GROUP INC.
AS AMENDED & RESTATED JANUARY 1, 2008

ARTICLE I - INTRODUCTION

(A)     Harleysville Mutual Insurance Company and Harleysville Group Inc. have established the following Standard Deferred Compensation Plan to provide a method whereby their non-employee directors may elect to defer receipt of compensation payable to them for their services as a Director or as a member of any committee of the Board of Directors of the Company to which said Director is appointed.

(B)     When used in the Plan, the following terms shall have the meanings set forth below:

1.     “Amounts” means the Compensation deferred under this Plan and invested pursuant to Article VI.

2.     “Change in Control Event” means a “change in control event” as defined in Treas. Reg. Section 1.409A-3(i)(5).

3.     “Code” means the Internal Revenue Code of 1986, as amended.

4.     “Committee” means the Compensation and Personnel Development Committee of the Board of Directors of the Company.

5.     “Company” means Harleysville Group Inc. together with Harleysville Mutual Insurance Company.

6.     “Compensation” means Fees and Dividend Equivalents.

7.     “Deferral Account” means a deferred compensation account for Compensation deferrals under the Plan maintained on the Company’s financial books only for record-keeping and book-keeping purposes.

8.     “Deferred Stock Unit” means an award under the Directors’ Equity Compensation Plan of a right to receive one Share per unit.

9.     “Director” means a non-employee director of the Company.

10.   “Directors’ Equity Compensation Plan” means the Harleysville Group Inc. Amended and Restated Directors’ Equity Compensation Plan.

11.   “Dividend Equivalents” means dividend equivalents payable in 2008 or a later year pursuant to awards granted under the Directors’ Equity Compensation Plan.

12.   “Fees” means cash fees payable to a Director for his or her service as a member of the Board of Directors of the Company and any committee thereof, including fees for attendance at meetings of the Board of Directors and any such committee.

13.   “Plan” means the Standard Deferred Compensation Plan for Directors of Harleysville Mutual Insurance Company and Harleysville Group Inc.

14.   “Share” means a share of common stock, par value $1 per share, of Harleysville Group Inc., a Delaware corporation, and any successor in a reorganization or similar transaction.

15.   “Stock Unit Account” means a deferred compensation account for deferrals of Shares deliverable in respect of Deferred Stock Units maintained on the Company’s financial books only for record-keeping and book-keeping purposes.

16.   “Termination of Service” means a termination of an individual’s status as a Director for any reason whatever, whether voluntarily or involuntarily, including disability or death of the Director.

17.   “Unforeseeable Emergency” means any of the following: (1) a severe financial hardship to the Director caused by a sudden and unexpected illness or accident of the Director or a spouse or dependent of the Director (as defined in Code Section 152(a)); (2) a loss of the Director’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising from events beyond the Director’s control.

ARTICLE II - ADMINISTRATION

The responsibility for the implementation and administration of this Plan is delegated to the Committee. The Committee shall interpret the Plan and establish the rules and regulations governing its administration. Any decision or action made or taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall be conclusive and binding upon all Directors who have deferral accounts established hereunder and any person claiming through or under any Director, unless otherwise determined by the Board of Directors of the Company.

ARTICLE III - PARTICIPATION

A Director is eligible to be a participant in the Plan as of the date he or she is elected as a Director. To make a deferral under the Plan, a Director must make a written election to defer Compensation and/or Shares underlying Deferred Stock Units in accordance with the requirements of Article IV. The Committee shall prepare appropriate election and other forms for participants in the Plan and may amend them from time to time as it finds appropriate. Upon becoming eligible to be a participant in the Plan, a Director shall receive a copy of this Plan and the pertinent forms.

ARTICLE IV – DEFERRAL ELECTIONS

(A)     A Director may elect to defer (1) a specified dollar amount or a specified percentage of Fees (2) Dividend Equivalents and (3) receipt of the Shares underlying Deferred Stock Units awarded to the Director. Such elections must be made in accordance with the requirements set forth below.

1.     A Director may elect, within thirty (30) days following initially becoming eligible to participate in the Plan, to defer Compensation and Shares underlying Deferred Stock

Units. Any such election must be in writing and shall apply only to Compensation earned and paid after the date such election is made and Shares underlying Deferred Stock Units granted after the date such election is made.

2.     To defer Fees, a Director must make a written election to defer such Fees prior to December 31st of the calendar year preceding the calendar year in which the Fees to be deferred are earned or paid, whichever occurs first. A deferral of Fees may not be changed after December 31st of the calendar year preceding the calendar year in which the Fees are earned or paid, whichever occurs first.

3.     To defer receipt of Dividend Equivalents, the Director must make a written election to defer such Dividend Equivalents prior to the December 31st of the calendar year immediately preceding the calendar year in which the Dividend Equivalents are earned or paid, whichever occurs first. A deferral of Dividend Equivalents may not be changed after December 31st of the calendar year preceding the calendar year in which the Dividend Equivalents are earned or paid, whichever occurs first.

4.     To defer receipt of Shares to be issued upon Termination of Service pursuant to Deferred Stock Units granted prior to December 31, 2007, the Director must make a written election to defer receipt of such Shares by December 31, 2007. Such an election may not delay the distribution of Shares that would otherwise be payable prior to December 31, 2007, may not accelerate the distribution of Shares to a date prior to July 1, 2008 and may not be changed after December 31, 2007 (except as provided in Section IX(E)).

5.     To defer receipt of Shares to be issued upon Termination of Service pursuant to Deferred Stock Units granted after December 31, 2007, the Director must make a written election to defer the receipt of such Shares prior to the December 31st of the calendar year preceding the calendar year in which the Deferred Stock Units are granted.

(B)     Notwithstanding paragraph (A) above, in the event that a Director experiences an Unforeseeable Emergency, a Director may cancel a deferral election then in effect with respect to unearned and unpaid Compensation and Deferred Stock Units. In the event an outstanding deferral election is so cancelled, any subsequent election to defer Compensation or Shares underlying Deferred Stock Units must satisfy the applicable requirements of paragraph (A) above.

ARTICLE V – INVESTMENT OF DEFERRAL ACCOUNTS

Directors may elect to have Compensation deferred pursuant to the Plan invested in mutual funds as described in Article VI, or to have such funds earn interest as provided in Article VII.

ARTICLE VI – MUTUAL FUND INVESTMENTS ACCOUNT

(A)     A Director may elect that an amount of cash equal to Compensation deferred pursuant to Article IV shall be set aside by the Company and delivered by the Company to Fidelity Management Trust Company or any other funds manager selected by the Committee (“Fidelity”) for investment in a selection of mutual funds. These Amounts shall remain part of the general assets of the Company and said Amounts shall be held by Fidelity in the name of Company which shall retain full title to them and be owner and beneficiary thereof. The Amounts shall not be considered as held in trust for Directors and the Company has only a contractual obligation to make payment of the Amounts credited to a Director when due. The Amounts are subject to the claims of general creditors of the Company and a Director is only an unsecured general creditor with regard to any Amounts. The Company is responsible for payment of any taxes due on the Amounts and Company will include all the income, deductions and credits pertaining to the Amounts in computing its taxable income and financial statements.

(B)     Amounts credited to each Director shall be placed into a sub-account for each Director by Fidelity and shall be invested by the Director in the mutual fund(s) that the Committee has selected to offer and in such increments as permitted from time to time under rules promulgated by Fidelity. It is anticipated (but not guaranteed) that the mutual fund selections and investment rules of this Plan will generally follow those applicable to the Harleysville Group Inc. Retirement Savings Plus Plan, as amended from time to time. A Director shall bear all investment risk and sub-account balances for Directors shall reflect investment gains and losses. All Directors will receive the current Plan rules on investing, which may be changed by the Committee from time to time and which shall be incorporated by reference and be considered an integral part hereof, provided that such rules shall not be inconsistent with this Plan.

(C)     All sub-accounts shall be valued every business day by Fidelity. The value as determined by Fidelity shall be final and binding on the Company and Directors and their beneficiaries.

(D)     Loans are not available from the sub-accounts.

(E)     Payments for any reason shall be drawn pro-rata from the mutual funds in which a Director has invested his or her Amounts.

ARTICLE VII - INTEREST CREDIT ACCOUNT

(A)     A Director may elect that Compensation deferred pursuant to Article IV shall, during the period of deferral, be held in a Deferral Account. No Company funds or assets shall be transferred or designated to the Deferral Account. Interest shall be credited on an annual basis on the amount reflected in each Deferral Account on or about the first day of April of each year and shall become part of the Deferral Account. The annual rate of interest to be credited shall be an average of the rates in effect on the last day of each month for the twelve (12) months immediately prior to each April first, as published by an appropriate financial securities index, selected by the Committee.

(B)     The amount credited to each Deferral Account shall not be considered as held in trust for the Director, and the Company has only a contractual obligation to make payment of the Deferral Account when due. The Deferral Account is subject to the claims of general creditors of the Company, and a Director is only an unsecured general creditor with regard to any Deferred Account. After the Deferral Account has been exhausted, the Company shall have no further obligation to make payment of any additional compensation to the Director under this Plan.

(C)     Loans are not available from Deferral Accounts.

ARTICLE VIII - STOCK UNIT ACCOUNT

(A)     If a Director elects to defer receipt of Shares underlying Deferred Stock Units, such units shall be credited to a Stock Unit Account.

(B)     The number of units credited to each Stock Unit Account shall not be considered as held in trust for the Director, and the Company has only a contractual obligation to deliver the Shares underlying the Deferred Stock Units when due. The Stock Unit Account is subject to the claims of general creditors of the Company, and a Director is only an unsecured general creditor with regard to any Stock Unit Account. The Shares underlying Deferred Stock Units credited to the Stock Unit Account shall be delivered to the Director pursuant to the terms of the Plan and the Directors’ Equity Compensation Plan.

(C)     Loans are not available from the Stock Unit Account.

ARTICLE IX - PAYMENT OF DEFERRED FEES AND DIVIDEND EQUIVALENTS

(A)     Upon a Director first electing to defer Compensation hereunder, a Director may elect one of the six (6) following payment schedules, which will govern all subsequent deferrals of Compensation:

1.     Payment to the Director in ten (10) approximately equal annual installments with the first installment made within the first ninety (90) days of the calendar year following the later of the calendar year in which the Director attains age 65 or the calendar year in which the Director’s Termination of Service occurs. Subsequent annual installments shall be paid on each of the first nine (9) anniversaries of the date of the first payment. In the event of the Director’s death before all such installments are paid, the unpaid balance shall be paid within ninety (90) days following the Director’s death in a lump sum to the beneficiary(ies) designated by the Director.

2.     Payment to the Director in five (5) approximately equal annual installments with the first annual installment made within the first ninety (90) days of the calendar year following the earlier of the calendar year in which the Director attains age 70 or the calendar year of the Director’s Termination of Service, with the subsequent four annual installments payable on each of the first four (4) anniversaries of the date of the first payment. In the event of the Director’s death before all such installments are paid, the unpaid balance shall be paid within ninety (90) days following the Director’s death in a lump sum to the beneficiary(ies) designated by the Director.

3.     Payment to the Director in five (5) approximately equal annual installments beginning within the first ninety (90) days of the calendar year following the later of the calendar year in which the Director attains age 70 or the calendar year of the Director’s Termination of Service, with the following four (4) annual installments payable on each of the first four (4) anniversaries of the date of the first payment. In the event of the Director’s death before all such installments are paid pursuant to this paragraph (3), the unpaid balance shall be paid within ninety (90) days following the Director’s death in a lump sum to the beneficiary(ies) designated by the Director.

4.     Payment to the Director in approximately equal annual installments, one in each of the first five (5), ten (10), fifteen (15) or twenty (20) years beginning in the calendar year after the calendar year in which the Director’s Termination of Service occurs. The following installments shall be paid on the first four (4), nine (9), fourteen (14) or nineteen (19) anniversaries of the date of the first payment. In the event of the Director’s death before all such installments are paid, the unpaid balance shall be paid within ninety (90) days following the Director’s death in a lump sum to the beneficiary(ies) designated by the Director.

5.     Payment in a lump sum to be paid within the ninety (90) day period beginning six (6) months after the Director’s Termination of Service occurs.

6.     Payment upon the Director’s death only in a lump sum within ninety (90) days following the Director’s death to the beneficiary(ies) designated by the Director.

(B)     A Director who has deferred Compensation prior to December 31, 2007 may, by December 31, 2007, elect a new payout schedule under paragraph (A) of this section with respect to such previously deferred Compensation. Such an election may not delay the distribution of Amounts or Deferred Accounts that would otherwise be made by December 31, 2007, may not accelerate the payment of any Amounts or Deferred Accounts to a date prior to July 1, 2008 and may not be changed after December 31, 2007 (except as provided in Section IX(E)).

(C)     Annual installments payable under this Article IX shall be equal to the figure developed by dividing the cash value of the sub-account or Deferral Account of the director on the January valuation day each year (chosen by the Committee) by the number of years left in the payout period. Installment payments shall be treated as the entitlement to a single payment. In the case of a lump sum payment, any reasonable valuation date selected by the Company shall be binding on the Director.

(D)     Payouts for all Directors, once commenced, shall continue in accordance with the payout schedule in existence at commencement of the payout period. If a Director has funds invested in mutual funds under Article VI and has funds earning interest under Article VII, payments shall be made pro-rata from each source. All payments shall be made by the Company (not by Fidelity if applicable) and are subject to any applicable withholding and related taxes.

(E)     Upon a Change in Control Event, a Director will receive, within 30 days following such Change in Control Event, a lump sum payment equal to the full amount of the balance of his or her sub-account and Deferral Account.

ARTICLE X - DELIVERY OF SHARES UNDERLYING DEFERRED STOCK UNITS

(A)     Upon a Director first electing to defer receipt of Shares underlying Deferred Stock Units, a Director may elect one of the five (5) following schedules, which will govern all subsequent deferrals of Shares underlying Deferred Stock Units:

1.     Delivery of Shares to the Director in ten (10) approximately equal annual installments, with the first installment paid within the first ninety (90) days of the calendar year following the later of the calendar year in which the Director attains age 65 or the calendar year in which the Director’s Termination of Service occurs. The following nine (9) installments shall be paid on the first nine (9) anniversaries of date of the first payment. In the event of the Director’s death before all such installments are paid, the unpaid balance shall be paid within ninety (90) days following the Director’s death in a lump sum to the beneficiary(ies) designated by the Director.

2.     Delivery of Shares to the Director in five (5) approximately equal annual installments, with the first installment paid within the first ninety (90) days of the calendar year following the later of the calendar year in which the Director attains age 70 or the calendar year in which the Director’s Termination of Service occurs. The following four (4) installments shall be paid on the first four (4) anniversaries of the date of the first payment. In the event of the Director’s death before all such installments are paid, the unpaid balance shall be paid within ninety (90) days following the Director’s death in a lump sum to the beneficiary(ies) designated by the Director.

3.     Delivery to the Director in five (5), ten (10), fifteen (15) or twenty (20) approximately equal annual installments, with the first installment paid within the first ninety (90)

days of the calendar year following the calendar year in which the Director’s Termination of Service occurs. The following installments shall be paid on the first four (4), nine (9), fourteen (14) or nineteen (19) anniversaries of the date of the first payment. In the event of the Director’s death before all such installments are paid, the unpaid balance shall be paid within ninety (90) days following the Director’s death in a lump sum to the beneficiary(ies) designated by the Director.

4.     Delivery of all Shares within the ninety (90) day period beginning six (6) months after the Director’s Termination of Service occurs.

5.     Delivery of Shares within ninety (90) days following the Director’s death to the beneficiary(ies) designated by the Director.

(B)     Annual installments shall be determined based on the number of Deferred Stock Units held by the Director on the day prior to the date payment is triggered under the Plan.

(C)     Upon a Change in Control Event, a Director will receive, within thirty (30) days following such Change in Control Event, all Shares underlying Deferred Stock Units then credited to the Director’s Stock Unit Account.

ARTICLE XI - HARDSHIP AND OTHER PERMISSIBLE WITHDRAWALS

(A)     The Committee may accelerate distribution of Amounts, amounts credited to the Director’s Deferred Account and/or Shares underlying Deferred Stock Units to a Director in the event of an Unforeseeable Emergency. Payment may not be made to the extent the Unforeseeable Emergency may be relieved by insurance or other similar reimbursement or compensation, liquidation of assets (to the extent such liquidation would not itself cause severe financial hardship), or a cessation of deferrals under the Plan. College tuition or the costs of purchasing a home are not considered Unforeseeable Emergencies. The amount withdrawn as a result of an Unforeseeable Emergency must be limited to the amount reasonably needed to satisfy the emergency. The valuation of the Amounts or Deferral Account or Stock Unit Account

on account of an Unforeseeable Emergency shall be made as of the day the Committee approves the distribution. In connection with an Unforeseeable Emergency, a Director’s deferral election may be cancelled in accordance with Article IV(B).

(B)     The Committee may accelerate distribution of funds to a Director as may be necessary to fulfill a domestic relations order as defined in Code Section 414(p)(1)(B) or ethics agreements with the government of the United States or to maintain compliance with ethics laws or conflicts of interest laws.

ARTICLE XII - BENEFICIARY DESIGNATION

In the event of a Director’s death prior to full payment of his or her sub-account, Deferral Account or Stock Unit Account, payment will thereafter be made in accordance with the applicable payment schedule (including on an accelerated basis as provided) to the Director’s beneficiary or contingent beneficiary or, if no beneficiary of the Director is then living, then to the Director’s estate. A Director’s beneficiary and contingent beneficiary shall be that person or persons named by the Director to be such in the most recent written beneficiary designation executed by the Director and filed with the Secretary of the Company. In the event a Director becomes disabled or is judged incompetent, or in the judgment of the Committee, unqualified to manage his or her affairs, the Committee may direct payment of any amounts due be made to the legal guardian of such Director or, if none has been appointed, to his or her spouse or adult child or any other person or any institution who is caring for such Director; and any payment so made shall to the extent thereof fully release and discharge the Committee and the Company from any further liability to the Director.

ARTICLE XIII - AMENDMENT AND TERMINATION

(A)     The Company reserves the right to modify, amend, alter or terminate this Plan at any time and in any way, by action of its Committee. Except as provided in (B) below, an amendment or termination of the Plan may not cause or accelerate the distribution of any Amount, Deferral Account, or Stock Unit Account.

(B)     If the Company terminates this Plan pursuant to (1) or (2) below, the Company may distribute a Director’s sub-account, Deferred Account, and Stock Unit Account determined as of the date of the termination of the Plan to the Director in a lump sum subject to the terms described below.

1.     Upon the Company’s dissolution under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

2.     Upon the Company’s termination of this and all other Elective Account Balance Plans, provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new Elective Account Balance Plans for a minimum of three (3) years following the date of such termination.

For purposes of this Article XIII, “Elective Account Balance Plan” means any arrangement of the Company that is an elective account balance plan as described in Section 1.409A-1(c)(2)(A) of the Treasury regulations promulgated under Section 409A of the Code.

ARTICLE XIV - BINDING ARRANGEMENT

This Plan shall be binding upon and inure to the benefit of the Company, its successors, and each Director and his or her heirs, executors, administrators and legal representatives.

ARTICLE XV - PROHIBITION OF ALIENATION

Any Amounts, Deferral Account, or Stock Unit Account may not be voluntarily or involuntarily assigned, anticipated, or alienated by the Director and shall not be subject to attachment, levy or encumbrance by a creditor of a Director. The right of the Director to any Amounts, Deferral Account, or Stock Unit Account shall be not greater than the right of any unsecured general creditor of the Company.

ARTICLE XVI - GOVERNING LAW

The place of administration of this Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration and effect of this Plan, and any of its rules and regulations, and the rights of any and all persons having or claiming to have an interest herein or hereunder, shall be governed by, and determined exclusively and solely in accordance with the laws of the Commonwealth of Pennsylvania, unless pre-empted by the laws of the Federal Government.

ARTICLE XVII - COSTS OF THE PLAN

The expenses incurred in administering this Plan, including any Committee fees, taxes payable on earnings in the sub-accounts prior to distribution, fees payable to Fidelity, the Company’s stock plan administrator or transfer agent, any charges by the Company’s independent auditors, legal fees or any other costs, shall be borne by the Company and shall not be charged against the credits in each sub-account, Deferral Account, or Stock Unit Account.

TO RECORD THE AMENDMENT AND RESTATEMENT OF THIS PLAN, THE COMPANY HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS 17th day of December, 2007.

HARLEYSVILLE GROUP INC.

By:	/s/ Michael L. Browne
Michael L. Browne, President & CEO

ATTEST:

/s/ Robert A. Kauffman
Robert A. Kauffman, Senior Vice President,
Secretary & General Counsel